CODE OF ETHICS AND

STATEMENT OF INSIDER TRADING

November 2024

WILMINGTON FUNDS

WILMINGTON FUNDS MANAGEMENT CORPORATION

WILMINGTON TRUST INVESTMENT ADVISORS, INC.

WILMINGTON TRUST INVESTMENT MANAGEMENT, LLC

WILMINGTON TRUST ASSET MANAGEMENT, LLC

PREAMBLE

The Wilmington Funds has adopted this Code of Ethics and Statement of Insider Trading (the “Code”) pursuant to Rule 17j-1 (“Rule 17j-1”) under the Investment Company Act of 1940, as amended (the “1940 Act”). Wilmington Funds Management Corporation (“WFMC”), Wilmington Trust Investment Advisors, Inc. (“WTIA”), Wilmington Trust Investment Management, LLC (“WTIM”), and Wilmington Trust Asset Management, LLC (“WTAM”), have adopted this Code as required by Rule 204A-1 (“Rule 204A-1”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Rule 17j-1 under the 1940 Act.

Unless otherwise specified, capitalized terms used herein are defined in Section 3 of this Code.

1.	Compliance with Federal Securities Laws

(a)

Rule 17j-1. Pursuant to Rule 17j-1 under the 1940 Act, the Wilmington Funds, and each investment adviser of and principal underwriter for the Wilmington Funds, must adopt a written code of ethics containing provisions reasonably necessary to prevent its Access Persons from engaging in any conduct prohibited under Rule 17j- 1. As such, all Access Persons are prohibited from performing any of the following in connection with the purchase or sale, directly or indirectly, by the person of a Covered Security held or to be acquired by the Wilmington Funds:

(i)	To employ any device, scheme or artifice to defraud the Wilmington Funds;

(ii)

To make any untrue statement of a material fact to the Wilmington Funds or omit to state a material fact necessary in order to make the statements made to the Wilmington Funds, in light of the circumstances under which they are made, not misleading;

(iii)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Wilmington Funds; or

(b)	To engage in any manipulative practice with respect to the Wilmington Funds.

(c)

Section 206. WTIA, WFMC, WTIM, and WTAM (individually an “Investment Adviser,” and collectively, the “Investment Advisers”) are also subject to the provisions of Section 206 of the Advisers Act, which provides, in part, that it is unlawful for any investment adviser:

(i)	to employ any device, scheme, or artifice to defraud any client or prospective client;

(ii)	to engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client; or

(iii)	to engage in any act, practice, or course of business which is fraudulent, deceptive, or manipulative.

(d)

Rule 204A-1. Similar to Rule 17j-1 of the 1940 Act, Rule 204A-1 of the Advisers Act requires each Investment Adviser to establish, maintain and enforce a written code of ethics containing provisions reasonably necessary to prevent persons from engaging in acts in violation of the Federal securities laws, and to use reasonable diligence to prevent violations of the Code.

(e)

Compliance. All persons that are or that are about to become covered by this Code are expected to be familiar with the requirements of Rule 204A-1 and for those persons involved with managing the Wilmington Funds Rule 17j-1. Access Persons shall at all times comply with these and all other laws and regulations that may be applicable to the business of the Wilmington Funds and the Investment Advisers. Where such laws and regulations may be ambiguous or difficult to interpret, Access Persons should seek the advice of the appropriate Investment Adviser’s Chief Compliance Officer. Violations of the Federal Securities laws may constitute grounds for the imposition of significant administrative and civil injunctive, as well as criminal, sanctions by the SEC or the federal courts. In addition, an Investment Adviser may impose internal sanctions for violations of this Code.

2.	General Principles

This Code is based on the following principles and standards:

(a)	An Investment Adviser owes a fiduciary duty to its Clients and, therefore, Access Persons must at all times place the interests of Clients ahead of their own personal interests.

(b)

Access Persons must avoid any conduct that could create any actual or potential conflict of interest, and must ensure that their personal securities transactions and/or outside business activities do not in any way interfere with, are detrimental to, or appear to take advantage of, the portfolio transactions undertaken on behalf of Clients.

(c)	Access Persons are not permitted to take inappropriate advantage of their positions with an Investment Adviser to secure personal benefits that would otherwise be unavailable to them.

(d)

It is imperative that all Access Persons avoid any situation that might compromise, or call into question, the exercise of fully independent judgment in the interests of Clients. All Access Persons must adhere to these general principles in the conduct of the firm’s business, even in situations that are not specifically addressed in this Code’s provisions, procedures and restrictions. A violation of the Code may constitute grounds for sanctions up to and including dismissal.

(e)

Confidentiality of Client information is a fundamental principle of the investment management business. Access Persons must maintain the confidential relationship between an Investment Adviser and each of its Clients. This confidentiality of Client information must be held inviolate by those to whom it is entrusted and must not be discussed outside the normal and necessary course of the Investment Adviser’s business. To the extent possible, all information concerning Clients and their accounts shall be shared on a strictly need-to-know basis.

(f)

All Access Persons are expressly prohibited from knowingly spreading as fact any rumor they know to be false concerning any company, or any purported market development, with the purpose and design to impact trading in or the price of that company’s or any other company’s securities, and from engaging in any other type of activity that constitutes illegal market manipulation. This prohibition includes the spreading of false rumors, or any other form of illegal market manipulation, via any media, including, but not limited to email, instant messages, text messages, blogs or chat rooms.

(g)

Every Access Person must adhere to these general fiduciary principles, and comply with the specific provision of this Code. Technical compliance with the terms of this Code may not be sufficient where the transactions undertaken by an Access Person show a pattern of abuse of the Access Person’s fiduciary duty to Client accounts or a disregard of the spirit of this Code.

(h)	Other Relevant Policies and Procedures:

All Access Persons should be aware of, and familiarize themselves with, the following Investment Adviser policies and procedures that address various other potential conflicts of interest and are maintained separately from this Code:

(i)	Outside Business Activities

(ii)	Gifts and Entertainment

(iii)	Referral Fees and Solicitors

(iv)	Political Contributions (“Pay-to-Play”)

(v)	Policy Against Bribery and Corruption

(vi)	Whistleblowing

For a full list of Policies and procedures, please see compliance manuals. If you have questions concerning any of these additional policies and procedures, you should contact the Chief Compliance Officer or a member of the Compliance Department.

(i)

The respective Investment Adviser’s Chief Compliance Officer must be informed at all times of matters that may constitute violations of this Code, or that may be considered of fraudulent or illegal nature, or potentially injurious to the good reputation of the Investment Adviser. Access Persons shall have a duty to report such events immediately to the Chief Compliance Officer.

(j)

In responding to requests for information concerning an Investment Adviser’s business practices from internal or independent accountants and auditors, counsel, regulatory agencies or other third parties, Access Persons shall be truthful in their communications and shall make full disclosure at all times.

3.	Definitions

(a)	“Access Person” means:

(i)

every manager, trader, analyst, member, director, officer of an Investment Adviser, and any Supervised Person who has access to non-public information regarding Clients’ purchases or sales of securities, is involved in making securities recommendations to clients, or who has access to such recommendations that are non-public.

(ii)

each director and officer of the Wilmington Funds who has access to non- public information regarding the Wilmington Fund’s purchases or sales of securities, is involved in making securities recommendations to the Wilmington Funds, or who has access to such recommendations that are non-public.

(ii)	any employee of M&T Bank (“M&T”) who, in connection with his or her duties, obtains any information concerning recommendations on Covered Securities being made by an Investment Adviser.

(b)	“Analyst” means an Access Person who, in connection with his or her regular functions or duties, provides information and advice to a Portfolio Manager.

(c)

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a 401k or dividend reinvestment plan.

(d)

A security is “being considered for purchase or sale” or is “being purchased or sold” when an instruction to purchase or sell the security has been made and communicated to the trading desk, which includes a pending “buy” or “sell” order with respect to a security for a Client. In addition, as to any person, a security is “being considered for purchase or sale” or is “being purchased or sold” if such person is considering giving an instruction to purchase or sell the security or is aware that any other person is considering giving an instruction to purchase or sell the security for a Client.

(e)

“Beneficial Ownership” and “Beneficial Owner(s)” for purposes of this Code, shall be interpreted in a manner consistent with the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations thereunder which, generally speaking, encompasses those situations where the beneficial owner or beneficial owner(s) have the right to enjoy some economic benefits from the ownership of the security regardless of who is the registered owner. This would include:

(i)	securities which a person holds for his or her own benefit either in bearer form, registered in his or her own name or otherwise regardless of whether the securities are owned individually or jointly;

(ii)	securities held in the name of a member of his or her Immediate Family;

(iii)	securities held by analyst, executor, administrator, custodian or broker (Note, accounts are reportable even if an Access Person does not derive an economic benefit from such account or accounts);

(iv)	securities owned by a general partnership of which the person is a member or a limited partnership of which such person is a general partner;

(v)	securities held by a corporation which can be regarded as a personal holding company of a person; and

(vi)	securities recently purchased by a person and waiting transfer into his or her name.

(f)

“Chief Compliance Officer” means the person designated and appointed by an Investment Adviser or the Wilmington Funds to perform, or procure the performance of, the various responsibilities assigned by this Code.

(g)

“Client” means both individual and institutional clients (including corporations, investment companies (including Wilmington Funds), trusts, endowments, foundations, private funds, and other legal entities), whether resident or non-U.S. resident, for whom an Investment Adviser provides investment services.

(h)	“Control” has the same meaning as in Section 2(a)(9) of the 1940 Act.

(i)

“Covered Account” means any account in which an Access Person, or a member of their Immediate Family, can transact in Covered Securities, including but not limited to, brokerage accounts, investment accounts, dividend reinvestment programs, mutual fund accounts, 529 Plan accounts, 401(k) or other retirement accounts, employee stock purchase programs and employee stock option programs. “Covered Account” does not include accounts held directly with mutual fund companies, unless Wilmington Funds are held in such accounts.

(j)

*“Covered Security” means any security defined under Section 2(a)(36) of the 1940 Act, including for the purposes of this Code, equity and debt securities, iShares, ETFs, ETNs, a security issued by any foreign government or agency thereof, a future or an option on a future, shares of unit investment trusts, shares of closed-end mutual funds and Wilmington Funds.

“Covered Security” does not generally include:

(i)	direct obligations of the Government of the United States;

(ii)	bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, including repurchase agreements;

(iii)	shares issued by open-end investment companies registered under the 1940 Act, other than Wilmington Funds.

* The definition included in Section 2(a)(36) of the 1940 Act includes private funds such as the Wilmington, Camden, and Guidance private funds.

(k)

“Electronic Reporting System” (PTA) shall mean any electronic system used by an Investment Adviser or the Wilmington Funds to facilitate pre-clearance and reporting of personal trades, completion of required Certifications, and holdings of all access and related persons brokerage accounts.

(l)	“Equivalent Security” shall include any option to purchase or sell, and any security convertible into or exchangeable for such Covered Security.

(m)

“Exchange Traded Funds (ETFs)” include shares of open-end investment companies that trade in the open market over an exchange, rather than being bought and sold by the investment company as redeemable securities.

(n)

“Exchange Traded Notes (ETNs)” An ETN is a security that combines both the characteristics of bonds/commodities and exchange traded funds (ETFs) except that an ETN is registered only under the Securities Act of 1933 (and not the 1940 Act). Similar to ETFs, ETNs are traded on an exchange (i.e., NYSE).

(o)	“Immediate Family” shall include one’s spouse, children, parents, siblings and/or adults living in the same household.

(p)

“Initial Public Offering” or “IPO” means an offering of securities registered under the Securities Act of 1933 (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

(q)	“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the 1933 Act.

(r)	“Limited Partnership” means a commingled vehicle that is not publicly offered and is exempt from registration under the 1933 and 1940 Acts.

(s)

“Portfolio Manager” means an Access Person with direct, individual or shared responsibility and authority for making investment decisions for a Client account (including any of the Wilmington Funds). “Portfolio Manager” includes employees of an Investment Adviser who engage in trading activities on behalf of Client accounts.

(t)	“Purchase or Sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

(u)

“Reportable Fund” means: (i) any fund for which an Investment Adviser serves as an investment adviser as defined in Section 2(a)(20) of the 1940 Act; or (ii) any fund whose investment adviser or principal underwriter controls the Investment Adviser, is controlled by an Investment Adviser, or is under common control with an Investment Adviser. For purposes of this section, control has the same meaning as it does in Section 2(a)(9) of the 1940 Act or (iii) any Exchange-Traded Fund (ETFs) or Exchange Traded Notes (ETNs).

(v)

“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an Investment Adviser, or other person who provides investment advice on behalf of the Investment Adviser and is subject to the supervision and control of the Investment Adviser.

4.	Statement of Insider Trading

(a)	Introduction

The Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”) requires that all investment advisers and broker-dealers establish, maintain and enforce written policies and procedures designed to detect and prevent the misuse of material nonpublic information by such investment adviser and/or broker-dealer, or any person associated with the investment adviser and/or broker-dealer.

Section 204A of the Advisers Act states that an investment adviser must adopt and disseminate written policies with respect to ITSFEA, and an investment adviser must also vigilantly review, update, and enforce them. Accordingly, the Investment Advisers have adopted the following policy, procedures and supervisory procedures as an integral part of their Codes applicable to all Access Persons.

(b)	Policy

The purpose of this Section 4 is to familiarize Access Persons with issues concerning insider trading and assist them in putting into context the policy and procedures on insider trading.

No Access Person may trade in a Covered Security, either personally or on behalf of Clients, while in possession of material, nonpublic information regarding that Covered Security; nor may any Access Person communicate material, nonpublic information to others in violation of the law. This conduct is commonly referred to as “insider trading.” This policy extends to activities within and without the individual functions of Access Persons and covers not only their personal transactions, but also indirect trading by family, friends and others, or the nonpublic distribution of inside information from them to others. Any questions regarding the policy and procedures should be referred to the Chief Compliance Officer.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade securities (whether or not one is an “insider”) or the communication of material nonpublic information to others who may then seek to benefit from such information.

While the law concerning insider trading is not static and may undergo revisions from time to time, it is generally understood that the law prohibits:

(i)	trading by an insider, while in possession of material nonpublic information, or

(ii)

trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

(iii)	communicating material nonpublic information to others.

(c)	Elements of Insider Trading

(i)	Who is an Insider?

The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such service providers. In addition, an investment adviser may become a temporary insider of a company it advises or for which it provides other services. According to the United States Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

(ii)	What is Material Information?

Trading on inside information can be the basis for liability when the information is material. In general, information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information is reasonably certain to have a substantial effect on the price of a company’s securities. Information that Access Persons should consider material includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

(iii)	What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Bloomberg electronic news reports or in The Wall Street Journal or other publications of general circulation would be considered public. (Depending on the nature of the information, and the type of timing of the filing or other public release, it may be appropriate to allow for adequate time for the information to be “effectively” disseminated.)

(d)	Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals and their employers. An individual can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation:

(i)	civil injunctions;

(ii)	treble damages;

(iii)	disgorgement of profits;

(iv)	jail sentences;

(v)	fines for the person who committed the violation of up to three times the

(vi)	profit gained or loss avoided, whether or not the person actually benefited; and

(vii)	fines for the employer or other controlling person of up to the greater of $1 million or three times the amount of the profit gained or loss avoided.

(e)	Procedures

The following procedures have been established to aid Access Persons in avoiding insider trading. Access Persons must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and/or criminal penalties. If you have questions about these procedures, you should consult the Chief Compliance Officer.

(i)

Identifying Inside Information. Before trading for yourself or others, including Clients, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

(1)

Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

(2)

Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace, e.g., by being published electronically by Bloomberg, or in The Wall Street Journal or other publications of general circulation?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have any questions as to whether the information is material and nonpublic, you should report the matter immediately to the Chief Compliance Officer. Until the Chief Compliance Officer has an opportunity to review the matter, you should not (i) purchase or sell the Covered Security on behalf of yourself or others, including Clients, and (ii) communicate the information to anyone, other than to the Chief Compliance Officer. After the Chief Compliance Officer has reviewed the issue, you will be instructed to either continue the prohibitions against trading and communication, or you will be allowed to communicate the information and then trade.

(ii)

Personal Securities Trading. Each Access Person shall electronically submit to the Chief Compliance Officer via the Electronic Reporting System (PTA) on a quarterly basis, a Code of Ethics and Insider Trading Certification.

(iii)

Restricting Access to Material Nonpublic Information. Any information in your possession that you identify as material and nonpublic may not be communicated to anyone, other than the Chief Compliance Officer as provided in sub- paragraph (e) above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be locked; access to computer files containing material nonpublic, information should be restricted.

(f)	Supervision

(i)	Prevention of Insider Trading

To prevent insider trading, the Chief Compliance Officer, or her designee, shall:

(1)	answer promptly any questions regarding the Statement of Insider Trading;

(2)	seek to promptly resolve issues of whether information received by Access Persons is material and nonpublic;

(3)	update the Statement of Insider Trading and distribute amendments thereto, as necessary, to all Access Persons;

(4)	obtain an annual written acknowledgment from all Access Persons that they have reviewed the Code of Ethics, including the Statement on Insider Trading contained in Section 4 thereof;

(5)	when it has been determined that any Access Person has material nonpublic information:

(a)	implement measures to prevent dissemination of such information, and

(b)	if necessary, restrict Access Persons from trading the Covered Security or securities that are the subject of the material nonpublic information.

(ii)	Detection of Insider Trading

In an effort to prevent and detect insider trading, the Chief Compliance Officer shall:

(1)	review trading activity submitted by each Access Person, in an effort to ensure that no trading took place in securities in which Access Persons were in possession of material nonpublic information;

(2)

reviews the trading activities of the portfolios managed by an Investment Adviser quarterly; and coordinate, if necessary, the review of such reports with other appropriate officers, director or employees of the Investment Adviser.

(3)

Promptly upon learning of a potential violation of the Statement of Insider Trading, the Chief Compliance Officer shall prepare a written report detailing the incident and escalate to an Investment Adviser’s Senior Management for further action.

5.	Primary Requirements for Personal Trading

(a)	Pre-Clearance of Personal Securities Transactions in Covered Securities.

All Access Persons must submit, through the Electronic Reporting System (PTA), a Pre-Clearance request to:

(i)

Purchase or sell equity Covered Securities with a market capitalization of under $15 billion (examples include, but may not be limited to, common stock, preferred stock, options, ETFs, ETNs, REITs, UITs and closed-end mutual funds), should the trade(s) in question not meet the Exempted Transaction criteria set forth under Section 7.

(ii)

Purchase or sell fixed income Covered Securities (examples include, but may not be limited to, corporate bonds, municipal bonds and convertible securities), should the trade(s) in question not meet the Exempted Transaction criteria set forth Section 7.

(iii)	Purchase a Limited Offering and/or Limited Partnership.

A pre-cleared trade that has been properly authorized remains in effect until the close of business on the trading day immediately following the day on which authorization is granted. For example, Pre-Clearance received on Friday would expire as of the close of business on Monday. If a pre-cleared trade is not executed by the end of the following business day, then the Access Person must obtain a new Pre-Clearance for the trade. Should additional information come to the attention of the Chief Compliance Officer, or authorized designee, during the approval period before trade execution, such approval may be withdrawn upon notice to the Access Person.

The Chief Compliance Officer, or authorized designee, may authorize or reject a proposed personal trade, in their sole discretion. All such authorizations, or rejections, will be properly documented.

(b)	Blackout Periods. In addition to the Pre-Clearance requirements described above:

(i)

No personal trades will be permitted in any individual equity Covered Security with a market capitalization of under $15 billion on the same day that an Investment Adviser trades that Covered Security on behalf of its Clients unless pre-cleared by the Chief Compliance Officer.

(ii)

No Portfolio Manager may buy or sell an equity Covered Security with a market capitalization of under $15 billion within three (3) business days before and after the date that a Client account, managed by that Portfolio Manager, trades in that Covered Security.

(iii)

No Analyst may buy or sell an equity Covered Security with a market capitalization of under $15 billion within three (3) business days before and after the date that the Analyst recommends a trade in that same Covered Security for a Client account.

(iv)	Limited Offerings and Limited Partnerships are not subject to the Blackout period; however, they are subject to Pre-Clearance when being purchased.

(c)	Investment Clubs.

An Access Person may not form or participate in a stock or investment club unless written clearance has been obtained from the Chief Compliance Officer. Generally, transactions by such a stock or investment club in which an Access Person has beneficial ownership or control are subject to the same pre-clearance and reporting requirements.

6.	Prohibited Conduct

(a)	No Access Person shall engage in any act, practice or course of conduct, which would violate the provisions of Rule 204A-1 of the Advisers Act or Rule 17j-1 of the 1940 Act.

(b)

Except as otherwise provided, no Access Person shall, in the absence of duly documented Pre-Clearance approval, purchase or sell, directly or indirectly, any equity Covered Security (or any Equivalent Security) with a market capitalization of under $15 billion, in which he or she has or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which at the time of such purchase or sale:

(i)	is being considered for purchase or sale by a Client account, as the case may be, or

(ii)	is being purchased or sold by a Client account;

(c)	No Access Person shall disclose to other persons, other than on a strictly need-to- know basis, the securities activities engaged in or contemplated for Client accounts.

(d)

No Access Person shall trade on or communicate material non-public information, or “inside information” of any sort, whether obtained in the course of research activities, through a client relationship or otherwise.

(e)	No Access Person shall acquire directly or indirectly any Beneficial Ownership in any securities in an IPO.

(f)

No Access Person shall, in the absence of duly documented Pre-Clearance approval, purchase and sell, or sell and purchase, the same named Covered Security (including M&T stock), (or any Equivalent Security) within thirty (30) calendar days. Should such infraction occur, an Access Person may be required to disgorge any profits realized from such unauthorized transactions.

(g)	No Access Person shall serve on the board of directors of any publicly traded company without prior written notification to, and authorization from, the Chief

Compliance Officer and the President of the respective Investment Adviser. Any such authorization shall be based upon a determination that the board service would be consistent with the interests of the Investment Adviser and M&T Bank.

(h)

Except as otherwise provided, in the absence of duly documented Pre-Clearance approval, no Portfolio Manager or Analyst may sell a Covered Security short in an account in which he or she has a Beneficial Ownership interest, if a Client account managed by the Portfolio Manager maintains a long position in that Covered Security or the Analyst maintains a buy or hold recommendation in that Covered Security.

7.	Exempted Transactions

The prohibitions of Sections 6(b) (regarding Pre-Clearance) and 6(f) (regarding holding period) of the Code shall not apply to:

(a)

purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control (i.e., a managed account in which the Access Person does not exercise discretion over the account);

(b)	transactions effected pursuant to an automatic 401k Plan or automatic dividend reinvestment plan;

(c)

purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

(d)	shares issued by open-end investment companies registered under the 1940 Act, including Wilmington Funds; and

(e)

M&T Bank Corporation stock (except that the 30 day holding period restriction applies to shares transacted on the open market, but not to the receipt and exercise of employee stock options and the sale of option shares).

8.	Compliance Procedures

(Procedures also apply to Access Person’s Immediate Family accounts)

(a)	Initial Holdings Reports

All Access Persons shall disclose to the Chief Compliance Officer their personal holdings within 10 days of when the individual becomes an Access Person, and at least annually thereafter. The holdings report must be current as of a date not more than 45 days prior to the individual’s becoming an Access Person, and include:

(i)

the title, number of shares and principal amount of each Covered Security and each Reportable Fund in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

(ii)

the name of any financial institution (e.g. broker, dealer or bank) with whom the Access Person maintained a Covered Account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person (such accounts include, but are not limited to, dividend reinvestment programs, employee stock purchase programs, employee stock option programs, 401(k) accounts, Section 529 plans, and College Savings Plans). If you are unsure of the need to report an account, you should contact a member of the Compliance Department; and

(iii)	the date that the report is submitted by the Access Person.

The Initial Holdings Report shall be completed electronically on PTA as part of the New Access Persons disclosures and certifications.

(b)	New Account Disclosure

All new brokerage accounts are required to be with one of the following brokerage firms.

AG Edwards	Ameriprise Financial	BB&T
Baird Financial	Charles Schwab	Citigroup Global
Credit Suisse	Edward Jones	E*Trade
Fidelity	Interactive Broker	Janney Montgomery
JP Morgan Chase	LPL/AXA	M&T Securities/Pershing
Merrill Lynch	Morgan Stanley	Raymond James
RBC Wealth Management	Stifel Nicolaus	T Rowe Price
TD Ameritrade	UBS Financial Services	USAA Financial
Vanguard Group	Wells Fargo

With respect to any Covered Account established by an Access Person in which any securities were held for the direct or indirect benefit of the Access Person, Access Persons shall promptly disclose the existence of such account, including:

(i)	the name of the financial institution the Access Person established the account

(ii)	the account owner designated for the account

(iii)	date the account was established

(iv)	type of account, and

(v)	purpose of the account.

(c)	Quarterly Securities Transactions Reports

(i)

Every Access Person shall report to the Chief Compliance Officer the information described below with respect to transactions in any Covered Security and Reportable Fund in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Covered Security. Note: an Access Person shall not be required to make a report with respect to transactions effected in an account over which such person has no direct or indirect influence or control (e.g., a managed account). However, transactions in a 401(k) Plan that overrides the allocation of investments in a Reportable Fund would require reporting.

(ii)

Reports required under this Section shall be made not later than 30 days after the end of the calendar quarter. Every Access Person shall be required to submit a report for all periods, including those periods in which no securities transactions were effected.

(iii)

For all Access Persons, an electronic Quarterly Code of Ethics Certification, Quarterly Transaction(s), and Quarterly Confirmation of Trading Account/s Certification shall be made via the Electronic Reporting System (PTA).

(iv)

With respect to any transaction during the quarter in a Covered Security and/or Reportable Fund in which the Access Person had any direct or indirect Beneficial Ownership, the following shall be reported:

(A)	the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Covered Security and each Reportable Fund involved;

(B)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(C)	the price at which the transaction in the Covered Security and each Reportable Fund was effected;

(D)	the name of the financial institution with or through which the transaction was effected; and

(E)	the date that the report is submitted by the Access Person.

(d)	Quarterly Confirmation of Investment and Trading Accounts

Every Access Person must complete and submit electronically to the Chief Compliance Officer via the Electronic Reporting System (PTA), confirmation that all investment and trading accounts have been reported within 30 days of each quarter end.

For this confirmation, the access persons are responsible to verify:

(i)	All investment account and trading accounts for all persons living in the same household have been reported,

(ii)	the name of any financial institution with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

(iii)	accuracy of account number.

(e)	Statements from Financial Institutions

(i)

Every Access Person shall direct his or her financial institution to either electronically or physically supply to the Chief Compliance Officer, on a timely basis, duplicate copies of all periodic statements for all securities accounts.

(ii)

If copies of periodic statements are not received within 30 days of the end of the reporting period, the Access Person shall be notified and must provide a statement/s to the CCO within the time allotted without delay or provide a written authorization to the Chief Compliance Officer to obtain such statements directly from the Access Person’s institution.

(f)	Notification of Reporting Obligation

The Chief Compliance Officer shall notify each identified Access Person that he or she is subject to these reporting requirements and shall deliver a copy of the current Code of Ethics, and any subsequent amendments thereto, to each Access Person.

(g)	Code of Ethics Training

Rule 204A-1 of the Advisers Act requires an Investment Adviser to provide each Access Person and any other Supervised Person with a copy of the Code of Ethics and any amendments thereto. The Code must also require each Access Person and any other Supervised Person to acknowledge, in writing, his or her receipt of the Code. In order to educate Access Persons and other Supervised Persons regarding compliance with the Code, the Investment Adviser will conduct periodic compliance meetings as appropriate or necessary.

(h)	Certification of Compliance with Code of Ethics

Access Persons shall electronically certify annually pursuant to the Annual Holdings Report that:

(i)	they have read and understand the Code of Ethics and agree to adhere to the requirements of the Code of Ethics;

(ii)	they have complied with the requirements of the Code of Ethics;

(iii)	they have reported all personal securities transactions required to be reported pursuant to the Code of Ethics; and

(iv)

with respect to accounts that the Access Person has represented that he or she has no direct or indirect influence or control, such Access Person still has no direct or indirect influence or control over such accounts.

(v)

In addition, each Access Person must complete and submit electronically via the Electronic Reporting System an Annual Questionnaire, which must be submitted no later than the January 30 following the December 31 year-end.

(i)	Review of Reports

The Chief Compliance Officer, or authorized designee, shall review all holdings or transactions reports submitted by each Access Person, including periodic statements from financial institutions confirming personal securities transactions, to monitor compliance with this Code of Ethics. The Chief Compliance Officer shall maintain a current list of the persons responsible for reviewing the transactions and holdings reports provided.

9.	Quarterly Reporting

On a quarterly basis, the Chief Compliance Officer will prepare a written report to the Investment Adviser’s Board of Directors and, if the Investment Adviser furnishes advice to the Wilmington Funds, to the Board of Trustees of the Wilmington Funds, setting forth the following:

(a)	material issues arising under this Code of Ethics or procedures during the past quarter;

(b)	a summary of any violations of the Code of Ethics or procedures, including sanctions imposed in response to such violations, during the past year;

(c)	details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation; and

(d)

as necessary or appropriate, an evaluation of the current procedures and any recommendations for changes in the existing restrictions and/or procedures based upon experience of each Investment Adviser under this Code of Ethics, evolving industry practices, or developments in applicable laws or regulations.

10.	Annual Reporting

The Chief Compliance Officer and any Investment Adviser furnishing advice to the Wilmington Funds shall furnish to the Board of Trustees of the Wilmington Funds, an annual certification that the Investment Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics and Statement of Insider Trading. To the extent not previously reported, such annual report shall:

(a)	describe any material issues arising under this Code of Ethics;

(b)	summarize any violations of this Code of Ethics or procedures, including sanctions imposed in response to such violations, during the past year or since the last report;

(c)

identify any recommended changes in the existing restrictions or procedures based upon the experience of the Investment Adviser under this Code of Ethics, evolving industry practices, or developments in applicable laws or regulations since the last report; and

(d)	certify that the Investment Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.

11.	Special Circumstances

The Chief Compliance Officer, or authorized designee, may grant exemptions from the personal trading restrictions in this Code, where appropriate, to avoid inequities to the Access Person in the particular factual situation presented.

Factors to be considered may include:

(a)	the size and holding period of the Access Person’s position in the Covered Security,

(b)	the market capitalization of the issuer,

(c)	the liquidity of the Covered Security,

(d)	the reason for the Access Persons requested transaction,

(e)	the amount and timing of Client trading in the same or related Covered Security (if any), and

(f)	other relevant factors.

Any Access Person wishing an exemption should submit a written or email request to the Chief Compliance Officer or authorized designee, setting forth the pertinent facts and reasons why the Access Person believes that the exemption should be granted. Access Persons are cautioned that exemptions are intended to be exceptions and will not routinely be provided. The Chief Compliance Officer shall maintain a written memorandum of such exemptions and the reasons therefore within the files maintained pursuant to this Code of Ethics.

12.	Penalties and/or Sanctions

Upon determination that a violation of this Code of Ethics has occurred, penalties and/or sanctions may be deemed appropriate, including, among other things, verbal or written warnings or censure, loss of trading privileges, closing of account(s), unwinding of trade(s), disgorgement of profits, fines, suspension of employment, or termination of employment. The Chief Compliance Officer will also maintain a record of such violation, and any subsequent action or actions taken regarding such violation.

13.	Code of Ethics Violation Escalation Procedure

First Violation (First Time Offender):

(a)	Send email requiring the Access Person re-read the Code of Ethics – particularly the section pertaining to their violation. Chief Compliance Officer and Access Person’s Manager copied on above email.

Second Violation (within 12 rolling months):

(a)

Send email requiring the Access Person re-read the Code of Ethics – particularly the section pertaining to their violation. Chief Compliance Officer, Head of Asset Management Investment Product and Compliance and Risk and Access Person’s Manager copied on above email.

(b)

Asset Management Business Risk and/or Chief Compliance Officer (or a designee) will call the Access Person along with the Manager of the Access Person. The Access Person will take the most recent Registered Investment Adviser (RIA) Regulatory Training without the Test-Out option.

(c)	Restrict Access Persons all trading activity for 30 days, regardless of market capitalization.

Third Violation (within 12 rolling months):

(a)	Send email requiring the Access Person re-read the Code of Ethics – particularly the section pertaining to their violation. Chief Compliance Officer and Access Person’s Manager copied on above email.

(b)	Restrict Access Persons all trading activity for 90 days, regardless of market capitalization.

(c)	CCO and Manager of the Access Person will consult with HR Employee Relations to initiate the Corrective Action Plan process.

(d)	Access Person’s Manager will be contacted by the Chief Compliance Officer to discuss their continued disregard of the Code of Ethics.

(e)

Head of Asset Management Investment Product, Compliance and Risk, Manager of the Access Person, and Chief Compliance Officer (or a designee) will call the Access Person. The Access Person will take the most recentRegistered Investment Adviser (RIA) Regulatory training without the Test-Out option.

Fourth Violation (within 12 rolling months):

(a)	CCO and Manager of the Access Person will consult with HR Employee Relations to continue the Corrective Action Plan process, which may result in termination.

Any violation by the Access Person within a 12 rolling month period will be reported to the Adviser Board and Wilmington Funds Board.

14.	Retention of Records

As required under Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, the Investment Adviser shall maintain this Code of Ethics; a list of all persons required to make reports hereunder from time to time; a copy of each report made by an Access Person hereunder; a list of all persons responsible for reviewing the reports required hereunder; a record of any decision, including the reasons supporting the decision, to approve the acquisition by an Advisory Person or Investment Personnel of securities in a Limited Offering or Limited Partnership; each memorandum made by the Chief Compliance Officer hereunder; and a record of any violation hereof, including any action taken as a result of such violation.

15.	Amendments

This Code may be amended from time to time, as changing regulations warrant, as operational procedures are enhanced, or to reflect non-material updates. Should reported transaction activity of Access Persons indicate trends that could pose a potential risk to achieving full compliance with the Rule, additional trading restrictions may be implemented under this Code.

16.	Adoption and Approval

The Wilmington Funds and the Investment Adviser shall approve this Code of Ethics, including any material changes to this Code.

Adopted as of February 2012 and ratified and confirmed on January 11, 2012. Revised October 2013/Revised September 2016/Revised July 2017/Revised May 2018/Revised October 2019/Revised September 202/Reviewed and Approved November 2024.